UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 7, 2018

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	80-0873306
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 7, 2018, Genworth Financial, Inc. (the “Company”) and its wholly owned subsidiary, Genworth Holdings, Inc. (“Genworth Holdings”) entered into a new senior secured term loan facility (the “Term Loan Facility”) pursuant to a Credit Agreement (the “Credit Agreement”) dated March 7, 2018, among Genworth Holdings, as the borrower, and the Company, as the guarantor, the lenders from time to time party thereto, which includes an affiliate of China Oceanwide Holdings Group Co. Ltd. (“Oceanwide”), and Goldman Sachs Lending Partners LLC, as the administrative agent (the “Agent”).

On and subject to the terms of the Credit Agreement, the Term Loan Facility comprises a 5-year senior secured term loan in an aggregate original principal amount of $450 million that is secured primarily by a pledge of the publicly listed shares of the Company’s Canadian mortgage insurance subsidiary, Genworth MI Canada Inc., held by Genworth Financial International Holdings, LLC, a wholly owned subsidiary of Genworth Holdings. The obligations of Genworth Holdings under the Term Loan Facility are fully and unconditionally guaranteed by the Company.

The Term Loan Facility was issued at 99.5% of par value, will require quarterly amortization payments equal to 1.0% per annum and the term loans thereunder will bear interest at a variable per annum rate equal to, at Genworth Holdings’ option: (i) the London Interbank Offered Rate (“LIBOR”) plus 4.50%, or (ii) the base rate (which is the highest of (a) the federal funds effective rate plus 0.50%, (b) The Wall Street Journal’s “U.S. Prime Rate” and (c) one-month LIBOR plus 1.0%) plus 3.50%. The proceeds of the Term Loan Facility will be used, together with cash on hand, to repay existing indebtedness and transaction fees and expenses, and could be used to pay the Company’s 6.515% senior unsecured notes due May 2018. The Term Loan Facility includes an uncommitted incremental facility subject to satisfying certain specified conditions. The aggregate amount of any such incremental borrowings will be limited to a maximum loan-to-value ratio at a prescribed level set forth in the Credit Agreement.

The Credit Agreement includes customary representations and warranties and negative and affirmative covenants in favor of the Agent and the lenders under the Term Loan Facility. The negative covenants contain various restrictions, including restrictions on the ability of the Company and its subsidiaries, among other things, to consolidate or merge, create liens, incur additional indebtedness, dispose of assets, consummate acquisitions, make investments and pay dividends and other distributions, in each case subject to exceptions and qualifications set forth in detail in the Credit Agreement. In addition, the Credit Agreement requires Genworth Holdings to comply with certain financial covenants described in more detail in the Credit Agreement, including a maximum debt-to-total-capitalization ratio, a maximum loan-to-value ratio and a minimum capital test in respect of Genworth MI Canada Inc.

The Credit Agreement also contains customary events of default, including grace periods, thresholds and qualifications set forth in detail in the Credit Agreement. If an event of default exists under the Credit Agreement, the lenders will be able to accelerate the maturity of the Term Loan Facility and exercise other rights and remedies. An event of default includes, among other things, the nonpayment of principal, interest, fees or other amounts when due; the failure of any representation or warranty to be true and correct; the failure to perform or observe covenants in the Credit Agreement or other loan documents; cross-defaults to certain other indebtedness; bankruptcy or insolvency events; certain unsatisfied judgments; the asserted invalidity of the loan documentation; certain insurance and governmental licenses matters; and a change of control of the Company, other than the pending acquisition by Oceanwide.

The summary set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
Ex. 10. 1	Credit Agreement, dated as of March 7, 2018, among Genworth Holdings, Inc., as Borrower, Genworth Financial, Inc., as Parent, Goldman Sachs Lending Partners LLC, as Agent and the Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: March 9, 2018	By:	/s/ Ward E. Bobitz
Ward E. Bobitz
Executive Vice President and General Counsel